CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Davlin Philanthropic Fund and to the use of our report dated May 29, 2014 on the financial statements and financial highlights of the Davlin Philanthropic Fund, a series of shares of beneficial interest in the Davlin Philanthropic Funds.  Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 23, 2014